Exhibit 10.7

TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN

STOCK INCENTIVE AWARD AGREEMENT

RESTRICTED STOCK (Contracted)

Team Member:	#ParticipantName#
Personnel Number:	#EmployeeID#
Award:	#QuantityGranted# Shares of Restricted Stock
Grant Date:	November 18, 2022
Vesting Schedule:
	Vesting Date	Percent of Award Vested
	November 18, 2025	100%

This Award is granted on the Grant Date by Tyson Foods, Inc., a Delaware corporation, to the Team Member (hereinafter referred to as “you”) identified on the cover page of this Stock Incentive Award Agreement (the “Award” as embodied by this “Award Agreement”).

1.Terms and Conditions. The Award of Restricted Stock (as set forth on the cover page of this Award Agreement) is subject to all the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Plan”). Unless otherwise defined herein, all capitalized terms in this Award Agreement shall have the meaning stated in the Plan. Please see the Plan document for more information on these terms and conditions. A copy of the Plan is available upon request.
2.Definitions. For purposes of this Award Agreement, “Cause”, “Disability”, “Good Reason”, and “Release” shall have the meanings ascribed to such terms in your Employment Agreement in effect on the Grant Date, and the following terms shall have the meanings set forth below:
(i)    “Change in Control” shall have the meaning ascribed to it in the Plan but shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of Tyson or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.
(ii)    “Employer” shall mean, to the extent you are not directly employed by Tyson, the Affiliate that employs you.
(iii)    “Retirement” shall mean your voluntary Termination of Employment from Tyson on or after the later of the first anniversary of the Grant Date or the date you attain age sixty-two (62).
(iv)    “Termination of Employment” shall have the meaning ascribed to it in the Plan but, in the event of a Change in Control, any successor and its affiliates shall replace Tyson and its Affiliates in interpreting the meaning of a Termination of Employment.
(v)    “Tyson” means Tyson Foods, Inc. or any successor thereto.
3.Vesting.
3.1.Vesting Schedule and Forfeiture. The Award shall vest pursuant to the Vesting Schedule set forth on the cover page of this Award Agreement and shall be considered as fully earned by you on the Vesting Date, subject to the further provisions of this Section 3. Notwithstanding any other provision of this Award Agreement to the contrary, any Award will be forfeited back to Tyson in the event of your Termination of Employment before the Vesting Date, except as otherwise provided in Sections 3.2 through 3.4. The events described in Sections 3.2 through 3.4 are referred to herein as “Vesting Events.”
3.2.Death, Disability or Retirement. In the event of your Termination of Employment due to death, Disability or Retirement before the Vesting Date, you shall fully vest in the Award.

3.3.Termination by Tyson without Cause or by you for Good Reason. In the event of your Termination of Employment by Tyson for reasons other than for Cause or by you for Good Reason, you shall vest in a pro rata portion of the Award subject to your timely execution and non-revocation of a Release. The pro rata portion of the Award shall be determined by multiplying the number of unvested restricted shares by a fraction, the numerator of which is the total number of days that you were employed by your Employer between the Grant Date and your Termination of Employment and the denominator of which is the total number of days in the entire vesting period. Notwithstanding the foregoing, in the event of your Termination of Employment by Tyson for reasons other than for Cause or by you for Good Reason on or after the later of the first anniversary of the Grant Date or the date you attain age 62, you will be fully vested in the Award subject to your timely execution and non-revocation of a Release.
3.4.Change in Control. Following a Change in Control that occurs before the Award becomes vested, you shall fully vest in the Award upon the occurrence of either of the following events, provided such event occurs no later than twenty-four (24) months following the Change in Control (to the extent the Award has not otherwise become fully vested prior to such event): (i) you experience a Termination of Employment by your Employer without Cause or (ii) you resign from your employment on account of Good Reason.
4.Custody and Delivery of Shares. The restricted shares subject to the Award shall be held by Tyson or by a custodian in book entry form, with restrictions on the restricted shares duly noted, until such Award shall have vested pursuant to Section 3 hereof. Alternatively, in the sole discretion of Tyson, Tyson shall hold a certificate or certificates representing the restricted shares subject to the Award until such Award shall have vested pursuant to Section 3 hereof and, if held in certificated form, you shall execute and return one or more irrevocable stock powers to facilitate the transfer to Tyson (or its assignee or nominee) of all or a portion of the shares subject to the Award if any shares are forfeited pursuant to Section 3 or if required under applicable laws or regulations, to the extend such stock powers are required by Tyson. After all or any portion of the Award shall have vested pursuant to Section 4 hereof, Tyson shall, subject to Section 5 hereof, transfer the vested shares on its books or deliver the certificate or certificates for the vested shares, as applicable, to a brokerage account in your name, (or your nominee). If Tyson delivers certificate(s) for the vested shares pursuant to the foregoing sentence, Tyson shall also destroy any stock power or powers relating to such vested shares, Tyson may require, as a condition precedent to delivery of any certificate pursuant to this Section 4, the execution and delivery to Tyson of one or more stock powers relating to such unvested restricted shares.

5.Withholding Taxes. Regardless of any action Tyson or your Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that Tyson and your Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting of the Award, the subsequent sale of any shares of Stock acquired pursuant to the Award and the receipt of any dividends or dividend equivalents, and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items. Tyson or your Employer shall withhold taxes by any manner acceptable or administratively feasible under the terms of the Plan, but not to exceed the maximum tax due for the applicable income you receive from the Award, consistent with the laws of the applicable federal, state or local taxing authority; provided, however, if you are subject to Section 16 of the Exchange Act on the date the Tax-Related Items are due, the Committee shall determine the method for paying the withholding taxes.
6.Clawback. Notwithstanding any other provision of this Award Agreement to the contrary, by executing this Award Agreement and accepting the Award, you agree and consent to the application and enforcement of any applicable clawback policy of Tyson or any agreement between you and Tyson that provides for the clawback or recovery of any compensation earned or received by you, as in effect on the Grant Date, to any shares of Stock issued pursuant to this Award and/or any amount received with respect to any sale of any such shares of Stock, and you expressly agree that Tyson may take such actions as are necessary to effectuate the enforcement of such policy or agreement without your further consent or action. Any clawback or recovery of shares of Stock issued pursuant to this Award and/or any amount received with respect to any sale of any such shares of Stock shall be administered in accordance with the provisions of the applicable clawback policy or other such agreement then in effect. For purposes of the foregoing, you expressly and explicitly authorize Tyson to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by Tyson to hold your shares of Stock and other amounts acquired pursuant to your Award to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to Tyson upon Tyson's enforcement of such policy or agreement. To the extent that the terms of this Award and any such policy or agreement conflict, then the terms of such policy or agreement shall prevail.

7.Right of the Committee. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding.
8.Severability. In the event that any one or more of the provisions or a portion thereof contained in this Award Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provision of this Award Agreement, and this Award Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

9.Entire Agreement. Subject to the terms and conditions of the Plan, this Award Agreement expresses the entire understanding and agreement of Tyson and you with respect to the subject matter. In the event of any conflict or inconsistency between the terms of this Award Agreement and the terms applicable to stock incentive awards set forth in any employment agreement, offer letter, or other agreement or arrangement that you have entered into with Tyson and/or its Affiliates, prior to the Grant Date, the terms of this Award Agreement shall always control, including, without limitation, the accelerated vesting terms set forth herein. In the event of any conflict between the provisions of the Plan and the terms of this Award Agreement, the provisions of the Plan will control unless this Award Agreement explicitly states that an exception to the Plan is being made. The Award has been made pursuant to the Plan and an administrative record is maintained by the Committee.
10.Restrictions on Transfer of Award. Prior to the vesting of the Award in accordance with Section 4, you shall not dispose of the restricted shares. Any disposition of the Award or any portion thereof shall be a violation of the terms of this Award Agreement and shall be void and without effect; provided, however, that this provision shall not preclude a transfer as otherwise permitted by the Plan.
11.Headings. Section headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.
12.Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and an injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.
13.No Vested Right in Future Awards. You acknowledge and agree that the granting of the Award under this Award Agreement is made on a fully discretionary basis by Tyson and that this Award Agreement does not lead to a vested right to further awards of any type in the future. Further, the Award set forth in this Award Agreement constitutes a non-recurrent benefit and the terms of this Award Agreement are applicable only to the Award granted pursuant to this Award Agreement.
14.No Right to Continued Employment. You acknowledge and agree (through electronic acknowledgment and acceptance of this Award Agreement) that neither the adoption of the Plan nor the granting of any award shall confer any right to continued employment with Tyson, nor shall it interfere in any way with Tyson’s right to terminate your employment at any time for any reason in accordance with the terms of your Employment Agreement.

15.Reduction to Maximize After-Tax Benefits. Notwithstanding anything contained in this Award Agreement to the contrary, if the total payments to be paid to you under this Award, along with any other payments to you by Tyson, would result in you being subject to the excise tax imposed by Section 4999 of the Code (commonly referred to as the “Golden Parachute Tax”), Tyson shall reduce the aggregate payments to the largest amount which can be paid to you without triggering the excise tax, but only if and to the extent that such reduction would result in you retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by you will be made by Tyson, in its sole discretion. If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments exempt from Section 409A of the Code will be reduced before non-cash payments subject to Section 409A of the Code, followed by non-cash payments subject to Section 409A of the Code, followed by cash payments exempt from Section 409A of the Code, followed by cash payments subject to Section 409A of the Code.
16.Governing Law; Venue. The Plan, this Award Agreement and all determinations made and actions taken pursuant to the Plan or Award Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Any disputes regarding this Award, the Award Agreement or the Plan shall be brought only in the United States in the state or federal courts of the state of Delaware.
17.Electronic Delivery. Tyson may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Tyson or a third party designated by Tyson.
18.Successors and Assigns. This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of Tyson. All obligations imposed upon you, and all rights granted to Tyson hereunder, shall be binding upon your heirs, successors and administrators.
19.Addendum. Notwithstanding any provisions of this Award Agreement to the contrary, to the extent you transfer employment outside of the United States, the Award shall be subject to any special terms and conditions as Tyson may need to establish to comply with local laws, rules, and regulations or to facilitate the operation and administration of the Award and the Plan in the country to which you transfer employment (or Tyson may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). Any such terms and conditions shall be set forth in an Addendum prepared by Tyson which shall constitute part of this Award Agreement.
20.Additional Requirements; Amendments. Tyson reserves the right to impose other requirements on the Award, any shares of Stock acquired pursuant to the Award and your participation in the Plan to the extent Tyson determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing. In addition, Tyson reserves the right to amend the terms and conditions reflected in this Award Agreement, without your consent, either prospectively or retroactively, to the extent that such amendment does not materially affect your rights under the Award except as otherwise permitted under the Plan or this Award Agreement.

21.Acceptance. By electronically accepting the grant of this Award, you affirmatively and expressly acknowledge that you have read this Award Agreement, the Addendum to the Award Agreement (as applicable) and the Plan, and specifically accept and agree to the provisions therein. You also affirmatively and expressly acknowledge that Tyson, in its sole discretion, may amend the terms and conditions reflected in this Award Agreement without your consent, either prospectively or retroactively, to the extent that such amendment does not materially impair your rights under the Award, and you agree to be bound by such amendment regardless of whether notice is given to you of such change.
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TYSON FOODS, INC.
By: /s/ Johanna Soderstrom
Title: EVP, Chief People Officer